Exhibit 8.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

December 21, 2004

Comverse Technology, Inc.

170 Crossways Park Drive

Woodbury, New York 11797

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Comverse Technology, Inc., a New York corporation (the “Company”) in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

Pursuant to the Registration Statement, the Company is issuing and exchanging up to $420,000,000 principal amount of its new Zero Yield Puttable Securities (“New ZYPS”) due 2023, for its outstanding Zero Yield Puttable Securities (“Existing ZYPS”) due 2023 (the “Exchange Offer”).

In connection with the preparation of this opinion letter, we have examined and relied upon such documents as we have deemed appropriate, including the Company’s offering memorandum dated May 2, 2003, in respect of its Existing ZYPS and the Registration Statement, initially filed by the Company with the Commission on November 30, 2004, in respect of its New ZYPS. In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of the Company and financial advisors to the Company. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

We hereby confirm that the discussion under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such discussion represents legal conclusions or statements of U.S. federal income tax law, subject to the limitations and conditions set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences relevant to the exchange of Existing ZYPS for New ZYPS, and the purchase, ownership and disposition of the New ZYPS and the common stock acquired upon the conversion of the New ZYPS.

No opinion is expressed as to any other matter, including any aspects of state, local or non-United States tax law. This opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in such law or practice that may affect our opinion unless we are specifically retained to do so. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the caption “Legal Matters.”

Very truly yours,

FS/SM/KL RE	/s/ Shearman & Sterling LLP

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